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                                                                      EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       Computation of Per Share Earnings

                      (In millions except per share data)

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
                                                                   Three Months                             Nine Months
                                                               Ended September 30,                      Ended September 30,
                                                       ---------------------------------       ----------------------------------
                                                             1998                1997                1998                1997
                                                       --------------      -------------       --------------      --------------

Net Income (Loss)                                              $   19             $   44               $  (13)             $  167
Preferred Stock Dividends                                          (5)                (5)                 (14)                (14)
                                                               ------             ------               ------              ------
Income (Loss) Applicable to Common Shares                      $   14             $   39               $  (27)             $  153
                                                               ======             ======               ======              ======

Basic:
Average Common Shares Outstanding                                92.9               93.4                 93.4                93.4
                                                               ======             ======               ======              ======

Diluted:
Average Common Shares Outstanding                                92.9               93.4                 93.4                93.4
Common Stock Equivalents - Options                                  -                 .1                    -                  .1
Conversion of Series A Preferred Stock                            9.6                9.6                  9.6                 9.6
                                                               ------             ------               ------              ------

Diluted Average Common
  Shares Outstanding                                            102.5              103.1                103.0               103.1
                                                               ======             ======               ======              ======

Basic Earnings per Common Share                                $  .16             $  .42               $ (.28)             $ 1.63

Diluted Earnings per Share                                     $  .19             $  .43               $ (.12)             $ 1.61
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